UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2013

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As disclosed in our Current Report on Form 8-K filed on October 2, 2013, we entered into a Third Amendment to our Loan Agreement with Deerpath Funding, LP on September 30, 2013.  Under the Third Amendment, we closed on an additional term loan in the amount of $2.5 million on September 30, 2013 and obtained a commitment from Deerpath to lend us an additional $1.5 million on or before December 31, 2013.

On December 23, 2013, we borrowed the additional $1.5 million under the Third Amendment to our Loan Agreement with Deerpath.  In October 2013, we made a final payment of $811,000 to pay in full, less a 5% discount for early payment, the note entered into conjunction with the purchase of the assets of ADI Time, LLC (“ADI”). We intend to use the proceeds from the additional borrowings to bolster our cash on hand after the ADI note payoff and reduce the obligations of our remaining short-term notes payable as they become due in 2014.

Under our outstanding loans with Deerpath, we will continue to remit monthly payments of interest only and, quarterly principal payments which will increase to $462,500 beginning January 1, 2014, with the remaining principal due on July 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: December 30, 2013	By:	/s/ Jennifer Crow
Jennifer Crow
Chief Financial Officer